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                                                                     EXHIBIT 11

                            BROADWAY & SEYMOUR, INC.
                       COMPUTATION of EARNINGS PER SHARE
                     (In thousands, except per share data)
                                  (Unaudited)

                                                               Three months ended       Nine months ended
                                                              Sept. 30,  Sept. 30,     Sept. 30, Sept. 30,
                                                                 1996       1995          1996      1995
                                                              ---------  ---------     --------- ---------
Net income (loss)                                              ($4,805)   $ 2,507       ($3,398)  $ 5,321
                                                               =======    =======       =======   =======
PRIMARY EARNINGS PER SHARE:
    Weighted average common shares outstanding                   8,976      8,728         8,942     8,595

    Reduction from effect of treasury stock                        (39)       (39)          (39)      (39)

    Addition from assumed exercise of stock options                  -        537             -       466

    Addition from assumed stock bonus award                          -          -             -         4

    Addition from assumed participation in employee
      stock purchase plan                                            -          -             -         -
                                                               -------    -------       -------   -------
    Weighted average common and common equivalent
        shares outstanding                                       8,937      9,226         8,903     9,026
                                                               =======    =======       =======   =======
    Net income (loss) per common and common
        equivalent share                                       ($ 0.54)   $  0.27       ($ 0.38)  $  0.59
                                                               =======    =======       =======   =======

FULLY DILUTED EARNINGS PER SHARE:
    Weighted average common shares outstanding                   8,976      8,728         8,942     8,595

    Reduction from effect of treasury stock                        (39)       (39)          (39)      (39)

    Addition from assumed exercise of stock options                  -        541             -       488

    Addition from assumed stock bonus award                          -          -             -         4

    Addition from assumed participation in employee
      stock purchase plan                                            -          -             -         1
                                                               -------    -------       -------   -------
    Weighted average common and common equivalent
        shares outstanding                                       8,937      9,230         8,903     9,049
                                                               =======    =======       =======   =======
    Net income (loss) per common and common
        equivalent share                                       ($ 0.54)   $  0.27       ($ 0.38)  $  0.59
                                                               =======    =======       =======   =======


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